Exhibit (5)

                                  July 21, 2000

Board of Directors
First Union Corporation
Charlotte, North Carolina 28288

Ladies and Gentlemen:

         I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-8 (the "Registration Statement")of 25,000,000 shares of the Corporation's Common Stock under the Securities Act of 1933, as amended, including rights attached thereto to purchase shares of Common Stock or junior participating Class A Preferred Stock pursuant to the Corporation's Shareholder Protection Rights Agreement (collectively, the "Shares"), that are issuable under the First Union Employee Retention Stock Plan(the "Plan").

         On the basis of such investigation as I deemed necessary, I am of the opinion that:

         1. the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and

         2. the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act of 1933 and the Shares have been duly issued and sold under the Plan, the Shares will be validly issued by the Corporation, fully paid and nonassessable.

         I hereby consent to the use of my name under Item 5 in Part II of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933 and the rules promulgated thereunder.

                                                     Very truly yours,

                                                     /s/ Kent S. Hathaway
                                                     Senior Vice President and
                                                     Deputy General Counsel